Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of earliest event reported: December 28, 2001

Global Preferred Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-23637 (Commission File Number)	58-2179041 (I.R.S. Employer Identification Number)

11315 Johns Creek Parkway, Duluth, Georgia 30097
(Address, Including Zip Code, of Principal Executive Offices)

(770) 248-3311
(Registrant’s Telephone Number, Including Area Code)

ITEM 5.  OTHER EVENTS.

     On December 28, 2001, S. Hubert Humphrey, Jr. retired from his positions as a director, Chairman of the Board and Chief Executive Officer of Global Preferred Holdings, Inc. and as a director, Chairman of the Board and Chief Executive Officer of Global Preferred’s wholly-owned subsidiary, Global Preferred Re Limited. Mr. Humphrey continues to hold an equity stake in Global Preferred.

     In recognition of Mr. Humphrey’s valuable leadership, Global Preferred agreed to grant to Mr. Humphrey, upon successful completion of a firm commitment underwritten registered public offering of common stock by Global Preferred, provided such offering is completed before December 31, 2003, an option to purchase 100,000 shares of Global Preferred’s common stock. The option will be exercisable for a period of five (5) years from the date of grant at an exercise price equal to the initial offering price per share of the common stock sold in the public offering.

     Following Mr. Humphrey’s retirement, the Board of Directors of Global Preferred appointed Joseph F. Barone to serve as Chairman of the Board. Additionally, the Board of Directors elected Edward F. McKernan to the position of Chief Executive Officer.

     Mr. Barone has served as a member of the Board of Directors since June 1998. Mr. Barone is Managing Director of Research for Firemark Investments, a private investment firm. Prior to joining Firemark in 1997, he was a Senior Vice President with Swiss Re Insurance. Mr. Barone is a Chartered Financial Analyst and a member of the New York Society of Security Analysts and the Association of Insurance and Financial Analysts.

     Mr. McKernan continues to serve on the Board of Directors and, in addition to serving as Chief Executive Officer, as President and Chief Financial Officer of Global Preferred and as President of Global Preferred Re. Prior to joining Global Preferred, Mr. McKernan was a Senior Manager in the Life Actuarial Consulting Practice of KPMG LLP. Mr. McKernan is a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

10.1	Resignation of S. Hubert Humphrey, Jr., dated December 28, 2001.
10.2	Form of Stock Option Grant Certificate for S. Hubert Humphrey, Jr.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 22, 2002	GLOBAL PREFERRED HOLDINGS, INC.

	By:	/s/ Edward F. McKernan Edward F. McKernan Chief Executive Officer, President and Chief Financial Officer